Exhibit 99.3


                          SETTLEMENT AGREEMENT BETWEEN

                            CONGOLEUM CORPORATION AND

                        FIREMAN'S FUND INSURANCE COMPANY

      This Settlement Agreement ("Agreement") is hereby made as of April 27, 2006, by and between CONGOLEUM CORPORATION ("Congoleum"), a debtor-in-possession under Chapter 11 of the U.S. Bankruptcy Code, and FIREMAN'S FUND INSURANCE COMPANY ("Insurer").

                                    RECITALS

      WHEREAS, the Insurer issued to Congoleum the Subject Policy (defined below); and

      WHEREAS, Congoleum has been and may in the future be subject to Asbestos-Related Claims (defined below) that Congoleum contends are covered by the Subject Policy; and

      WHEREAS, Congoleum and the Insurer disagree with respect to whether and the extent to which coverage is afforded by the Subject Policy for Asbestos-Related Claims; and

      WHEREAS, Congoleum and the Insurer stipulate that, for the purposes of this Agreement, the total amount of undisputed limits applicable and available to pay Asbestos-Related Claims under the Subject Policy is Five Million U.S. Dollars ($5,000,000.00); and

      WHEREAS, on December 31, 2003, Congoleum filed its voluntary petition for relief under Chapter 11 of the Bankruptcy Code (defined below), commencing the Chapter 11 Case (defined below); and

      WHEREAS, Congoleum continues to operate its business and to manage its properties as a debtor-in-possession under the Bankruptcy Code; and

      WHEREAS, Congoleum and the Insurer, without either admitting in any way the validity of the positions or arguments relating to facts or law advanced by the other, wish to compromise and resolve any and all issues between them regarding the Subject Policy and to terminate any and all further obligations between them arising under or relating to the Subject Policy; and

      NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and intending to be legally bound hereby, Congoleum and the Insurer hereby agree as follows:

                        I. Definitions

      As used in this Agreement, the following terms shall have the following meanings:

            1.1 "Approval Motion" means a motion or motions, as the case may be, to be filed by Congoleum pursuant to Bankruptcy Rule 9019 requesting the Approval Order.

            1.2 "Approval Order" means an order of the Bankruptcy Court entered in a form substantially identical to Exhibit 1 hereto, or in a form otherwise mutually agreeable to the Parties, approving this Agreement.

            1.3 "Asbestos-Related Claims" means any and all Claims arising out of, caused by, or related to, in whole or in part, directly or indirectly, the manufacture, sale, handling, distribution, installation, existence, presence, repair, or removal of asbestos or asbestos-containing products or material, or any act or omission that results or is alleged to result in the exposure or potential exposure to asbestos or asbestos-containing material (alone or in combination with any other dust, mineral, fiber, substance, or material), including, without limitation, any such Claims arising out of actual, threatened, or alleged exposure to asbestos (alone or in combination with any other dust, mineral, fiber, substance, or material), seeking the removal, repair, abatement, or replacement of asbestos or asbestos-containing material, arising out of the alleged failure to produce an asbestos-free product, and/or based on or arising out of any theory of liability or basis of recovery based upon, growing out of, or related to asbestos.


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

            1.4 "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as codified in Title 11 of the United States Code, 11 U.S.C. ss.ss. 101 et seq., as now in effect or hereafter amended.

            1.5 "Bankruptcy Court" means the United States Bankruptcy Court for the District of New Jersey, or such other court as may have jurisdiction over the Chapter 11 Case.

            1.6 "Channeling Injunction Claim" has the meaning set forth in
Section 9.3 of this Agreement.

            1.7 "Chapter 11 Case" means that Chapter 11 case of Congoleum, captioned In re Congoleum, et al., Case No. 03-51524 (KCF), commenced in the United States Bankruptcy Court for the District of New Jersey.

            1.8 "Claim" means any past, present, or future claim, demand, action, cause of action, suit or liability of any kind or nature whatsoever, whether at law or in equity, known or unknown, asserted or unasserted, anticipated or unanticipated, accrued or unaccrued, fixed or contingent, which has been or may be asserted by or on behalf of any Person, whether seeking damages (including compensatory, punitive or exemplary damages) or equitable, mandatory, injunctive, or any other type of relief, including without limitation crossclaims, counterclaims, third-party claims, suits, lawsuits, administrative proceedings, notices of liability or potential liability, arbitrations, actions, rights or causes of action. Claim also includes "claim" as defined in 11 U.S.C. ss. 101(5) and "demand" as defined in 11 U.S.C. ss. 524(g)(5).


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            1.9 "Committee" means the Official Committee of Unsecured Asbestos
Claimants appointed by the United States Trustee in the Chapter 11 Case and/or any other official committee appointed by the United States Trustee in the Chapter 11 Case.

            1.10 "Confirmation Order" means an order entered by the U.S. District Court for the District of New Jersey that either (a) confirms a Plan that includes a 524(g) Injunction and, in connection with such Plan, enters a 524(g) Injunction; or (b) affirms an order of the Bankruptcy Court that has confirmed a Plan and, in connection with such Plan, has entered a 524(g) Injunction.

            1.11 "Congoleum Entities" means Congoleum and:

                  a. All of its past and present subsidiaries, affiliates, predecessors, successors (including, without limitation, any reorganized company or other successor to Congoleum under the
                  Plan), and assigns; and

                  b. All of the respective employees, officials, representatives, agents, attorneys, officers, and directors, in their capacity as such, of the entities encompassed by subparagraph (a) above.

            1.12 "Coverage Litigation" means the lawsuit styled Congoleum Corporation v. ACE American Insurance Company, et al., Docket No. MID-L-8908-01, pending in the Superior Court of New Jersey, Law Division, Middlesex County.

            1.13 "Designated Counsel" has the meaning set forth in Section 9.4 of this Agreement.


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            1.14 "Execution Date" means the date as of which this Agreement shall have been executed by all of the Parties.

            1.15 "Final Order" means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction, as entered on the docket in the Chapter 11 Case or on appeal therefrom, the operation or effect of which has not been stayed or reversed and as to which such order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review, rehearing, or certiorari has expired.

            1.16 "Fireman's Fund Entities" means the Insurer and:

                  a. All of its past and present parents, subsidiaries, affiliates, predecessors, successors, and assigns; and

                  b. All of the respective employees, representatives, agents, attorneys, officers, and directors, in their capacity as such, of the entities encompassed by subparagraph (a) above.

            1.17 "524(g) Injunction" means an injunction in the Chapter 11 Case pursuant to Section 524(g) of the Bankruptcy Code that permanently enjoins all Persons from taking any legal action for the purpose of directly or indirectly collecting, recovering, or receiving payment or recovery from the Fireman's Fund Entities with respect to any Claim that under the Plan is to be paid in whole or in part by the Trust created in connection with the Plan and that arises out of or in connection with the Subject Policy.

            1.18 "Insurance Coverage Claim" means any Claim by any Person for indemnification, contribution, ultimate net loss, defense, defense costs, subrogation, reimbursement, payment of any sum or performance of any obligation under any provision of the Subject Policy, arising out of Claims asserted against Congoleum for actual, potential, or alleged bodily injury, emotional distress, sickness, disease, or the fear or apprehension thereof, property damage, environmental impairment, economic loss, breach of fiduciary duty, personal injury, contractual liability, loss, negligence, or arising from or out of any other Claim of any nature against the Congoleum Entities that gives rise to or potentially gives rise to coverage under the Subject Policy.


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            1.19 "Parties" means Congoleum and the Insurer.

            1.20 "Person" means an individual, a corporation, a partnership, an association, a proprietorship, a trust, or any other entity or organization, as well as any federal, international, foreign, state, or local governmental or quasi-governmental entity, body, unit, or political subdivision or any agency or instrumentality thereof.

            1.21 "Plan" means a plan of reorganization proposed by Congoleum in the Chapter 11 Case.

            1.22 "Section 524(g)" means 11 U.S.C. ss. 524(g).

            1.23 "Settlement Amount" means One Million U.S. Dollars ($1,000,000.00) in immediately available funds.

            1.24 "Subject Policy" means the following insurance policy:

--------------------------------------------------------------------------------

      Insurer      Policy Period   Policy Number            Limits

--------------------------------------------------------------------------------
  Fireman's Fund    10/12/72 -      XLX1202504       $5M part of $55M xs $25M
                    12/17/73
--------------------------------------------------------------------------------

            1.25 "Trust" means the trust created under the Plan that conforms to the description of a "trust" set forth in Section 524(g)(2)(B)(i) of the Bankruptcy Code.

                        II. Bankruptcy Court Approval

            2.1 This Agreement, and the Parties' obligations hereunder, are conditioned on approval by the Bankruptcy Court and entry of the Approval Order.


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            2.2 Congoleum will use its reasonable best efforts to obtain the
Approval Order and the Confirmation Order, and the Insurer will use its reasonable best efforts to assist Congoleum in obtaining the Approval Order and the Confirmation Order.

            2.3 If requested by the Insurer, and at the Insurer's sole expense, Congoleum shall provide notice of the hearing on the Approval Motion by publication in the national edition of The Wall Street Journal.

                        III. Termination

            3.1 This Agreement (except for Article I, Sections 3.1 and 3.2, and Articles VII and VIII hereof) shall become null and void (a) upon the entry of a Final Order that denies the Approval Motion; (b) upon the entry of a Final Order that confirms a Plan that does not contain the 524(g) Injunction; or (c) upon the entry of a Final Order that converts the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code.

            3.2 In the event that portions of this Agreement become null and void under Section 3.1 of this Agreement: (a) the Insurer shall not be obligated to make any payment of the Settlement Amount; (b) the Parties shall not be bound by the terms of any Approval Order previously entered; (c) the Fireman's Fund Entities shall not receive any benefits or protections under any Plan or under any injunctions issued in the Chapter 11 Case unless subsequently agreed to by the Parties; (d) the Congoleum Entities and the Fireman's Fund Entities shall have restored all of the rights, defenses, and obligations under or with respect to the Subject Policy; (e) Congoleum may file a new coverage action against the Insurer; and (f) any and all otherwise applicable statutes of limitations or repose, or other time-related limitations, shall be deemed to have been tolled for the period from the date the complaint was filed in the Coverage Litigation through the date that is 30 days after the date upon which this Agreement shall have become null and void, and Congoleum and the Fireman's Fund Entities shall not assert or rely on any time-related defense to any Claim by the other in reliance in whole or in part on such time period.


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

To the extent necessary to effectuate the intent of the preceding sentence to restore the Parties to their prior rights, the Parties shall, if necessary, jointly file applications or motions to effect the restoration of the Parties' ability to assert the rights described in the preceding sentence.

                        IV. Settlement Amount

            4.1 In settlement and full and final accord and satisfaction of all disputes between the Parties, and subject to all of the terms and conditions contained in this Agreement, the Insurer shall pay the Settlement Amount in full to Congoleum or as directed in the Plan or the Confirmation Order within three business days following the date that the Confirmation Order becomes a Final Order. Contemporaneously with payment of the Settlement Amount, the Insurer shall purchase from Congoleum, and Congoleum shall sell, convey, assign, transfer and deliver to Insurer, all rights, title and interests of Congoleum in and under the Subject Policy, free and clear of any interests of all Persons pursuant to section 363(f) of the Bankruptcy Code and the Approval Order.

            4.2 Except as provided for in Sections 3.2 and Article V of this Agreement, the Settlement Amount shall not be paid unless and until the Confirmation Order is entered and has become a Final Order.

            4.3 The Settlement Amount shall be used only in connection with Asbestos-Related Claims and/or to pay other amounts payable by the Plan Trust pursuant to the Plan. The Insurer may allocate its respective share of the Settlement Amount in any manner it deems appropriate.


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

                        V. Asbestos-Reform Legislation

            5.1 In the event that an asbestos-reform bill becomes federal law by the earlier of July 1, 2006, or the date that the Confirmation Order becomes a Final Order, and such law (a) materially limits or controls the prosecution or payment of Asbestos-Related Claims in the state or federal courts or in any other forum; and (b) permits direct assessments against insurers and/or reinsurers of the Subject Policy, the Insurer may, with notice to Congoleum, seek Bankruptcy Court approval to limit or reduce its payment of the Settlement Amount to protect the Insurer against making duplicative payments under the Agreement and the aforementioned federal law.

            5.2 In the event that the Bankruptcy Court finds that the contingencies in Section 5.1 above have been met, the Insurer shall be entitled to entry of an order by the Bankruptcy Court eliminating or reducing the payment of the Settlement Amount, to the extent necessary to protect the Insurer against making duplicative payments under the Agreement and the aforementioned federal law. Nothing contained herein precludes or limits the right and ability of any party in interest in the Chapter 11 Case from asserting that the contingencies set forth in Section 5.1 have not been met or that any payment limitation or reduction is not necessary.

            5.3 This Article V is intended to address what is commonly understood to be "asbestos reform" legislation and is not intended to encompass general tort reform, asbestos medical-criteria reform, class-action reform, malpractice reform, or tax-reform legislation. Unless specifically addressed by order of the Bankruptcy Court in furtherance of this Article V, nothing in this
Article V shall affect the obligations of the Parties under this Agreement.


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

                        VI. Mutual Release and Dismissals

            6.1 Effective upon payment of the Settlement Amount, Congoleum, for itself and (solely to the extent that Congoleum has the right, power, and authority so to bind them) on behalf of the Congoleum Entities, for their part, and the Insurer, for itself and (solely to the extent that the Insurer has the right, power, and authority so to bind them) on behalf of the Fireman's Fund Entities, for their part, mutually release and fully and forever discharge the Congoleum Entities and Fireman's Fund Entities from any and all duties, obligations, damages, costs, fees, deductibles, retentions, premiums, accountings, interest charges, payments, setoffs, debts, accounts, Insurance Coverage Claims, and Claims of every kind, nature, and description, known or unknown, asserted or unasserted, arising or alleged to have arisen or which may hereafter arise out of or in connection with the Subject Policy; provided, however, that this release shall not include, apply to, impair, or affect the Parties' rights and obligations set forth in this Agreement.

            6.2 Within five business days after the Execution Date: (a) Congoleum and the Insurer shall file a joint notice dismissing, without prejudice and without costs, any and all Claims against each other in the Coverage Litigation; (b) the Insurer shall withdraw without prejudice any motions, objections, proofs of claim, or discovery filed or served in the Chapter 11 Case; and (c) Congoleum shall withdraw without prejudice any motions, objections, or discovery filed or served in the Chapter 11 Case solely to the extent such motions, objections, or discovery relate to the Insurer. Nothing herein shall be construed to impair the right of the Congoleum Entities or the Fireman's Fund Entities to assert or pursue any Claim not released by Section
6.1 of this Agreement.

            6.3 At such time as the Confirmation Order has become a Final Order, and if the Insurer so requests, Congoleum and the Insurer shall jointly seek amendment of the dismissal referred to in Section 6.2 of this Agreement to reflect that the dismissal is with prejudice and without costs.


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            6.4 In furtherance of their express intent to fully, forever, and irrevocably release and discharge each other for all Claims, including, without limitation, Insurance Coverage Claims, known and unknown, from the beginning of time until the end of time to the extent set forth in Section 6.1 of this Agreement, the Parties expressly waive any and all rights they may have under any contract, statute, code, regulation, ordinance, or the common law, which may limit or restrict the effect of a general release as to Claims, including, without limitation, Insurance Coverage Claims, that Congoleum and the Insurer do not know or suspect to exist in their favor at the time of the execution of this Agreement.

            6.5 With respect to the mutual release set forth in Section 6.1 of this Agreement, the Parties acknowledge that they have been advised by their respective legal counsel and are familiar with the provisions of Section 1542 of the California Civil Code, which provides:

            A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of the executing of the release which if known by him or her must have materially affected his or her settlement with the debtor.

The Parties hereto expressly consent that this settlement and release shall be given full force and effect according to each and all of its express terms and provisions, including those dealing with unknown and unsuspected claims, and causes of action. The Parties further agree that this reference to the California Civil Code shall not give rise to any argument that California law applies to this Agreement or the disputes resolved pursuant hereto.


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

                        VII. Representations and Warranties of Congoleum

            7.1 Congoleum hereby warrants and represents that it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and that it has the requisite corporate power and authority to enter into this Agreement and to perform its obligations contemplated by this Agreement, subject to the approval of the Bankruptcy Court.

            7.2 Congoleum hereby warrants and represents that the execution and delivery of this Agreement by Congoleum and the performance by Congoleum of the obligations contemplated by this Agreement have been approved by duly authorized representatives of Congoleum and by all other necessary corporate actions on the part of Congoleum. This Agreement constitutes the valid and binding agreement of Congoleum, subject to the approval of the Bankruptcy Court.

            7.3 Congoleum hereby warrants and represents that it has expressly authorized its undersigned representative to execute this Agreement on Congoleum's behalf as its duly authorized agent.

            7.4 Congoleum hereby warrants and represents that this Agreement has been executed and delivered in good faith, pursuant to arm's-length negotiations, and for valuable consideration.

            7.5 Congoleum hereby warrants and represents that it has not assigned the Subject Policy or any Insurance Coverage Claims as they relate to the Subject Policy. Congoleum covenants that it will not in the future assign the Subject Policy or Insurance Coverage Claims as they relate to the Subject Policy to any Person without the prior written consent of the Insurer.


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

            7.6 Congoleum hereby warrants and represents to the best of its knowledge and belief that, other than the Subject Policy, it has no actual knowledge of any policies of liability insurance providing coverage for Asbestos-Related Claims issued to Congoleum by and in the name of any of the Persons listed in Exhibit 2 hereto.

                        VIII. Representations and Warranties of Fireman's Fund

            8.1 The Insurer hereby warrants and represents that it is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, and that it has the requisite power and authority to enter into this Agreement and to perform its obligations contemplated by this Agreement.

            8.2 The Insurer hereby warrants and represents that its execution and delivery of this Agreement and its performance of the obligations contemplated by this Agreement have been approved by its duly authorized representatives and by all other necessary corporate actions on the part of the Insurer. This Agreement constitutes the valid and binding agreement of the Insurer.

            8.3 The Insurer hereby warrants and represents that it has expressly authorized its undersigned representative to execute this Agreement on its behalf as its duly authorized agent.

            8.4 The Insurer hereby warrants and represents that this Agreement has been executed and delivered in good faith, pursuant to arm's-length negotiations, and for valuable consideration.

            8.5 The Insurer hereby warrants and represents to the best of its knowledge and belief that, other than the Subject Policy, it has no actual knowledge of any policies of liability insurance providing coverage for Asbestos-Related Claims issued to Congoleum by any of the Persons listed in
Exhibit 2 hereto.


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

                        IX. Actions Involving Third Parties

            9.1 In the event any matter brought by Congoleum against any insurance company other than the Insurer proceeds to an adjudication on the merits, whether in court or another tribunal with jurisdiction, which determines that Congoleum would have been entitled to coverage from the Insurer under the Subject Policy for certain amounts, and the adjudication Congoleum secures against such other insurance company includes amounts actually attributed or clearly allocated to the Insurer under the Subject Policy, Congoleum agrees that it will not seek to obtain payment from any such other insurance company of any sum that represents the Insurer's actually attributed or clearly allocated share of any defense or indemnity obligation (if any) owed to Congoleum.

            9.2 Except as otherwise provided in this Section 9.2, the Insurer shall not seek reimbursement of any payments made or obligated to be made under this Agreement or otherwise, whether by way of a claim for contribution or subrogation, or otherwise, from any Person other than its reinsurers in their capacity as such. Congoleum shall use its reasonable best efforts to obtain from all insurers with which it settles an agreement similar to that set forth in the preceding sentence; provided, however, that notwithstanding anything to the contrary herein, the failure of Congoleum to obtain such an agreement from any other insurer with which it settles shall not constitute a breach of this Agreement. Notwithstanding the foregoing and subject to the effect of the 524(g) Injunction, the Insurer may file a cross-complaint or counterclaim against any Person that has first asserted a claim seeking reimbursement for any payment that it has paid or is required to pay, whether by way of a claim for contribution and/or subrogation or otherwise, against any of the Fireman's Fund Entities in connection with any Claims released pursuant to Section 6.1 of this Agreement; provided, however, that, to the extent the Insurer recovers any amount in respect of such cross-complaint or counterclaim from such third party, the proceeds of such recovery shall be paid by the Insurer pursuant to the instruction of Congoleum or the Trust (as the case may be), after the Insurer is reimbursed from such proceeds for reasonable fees, costs and expenses incurred in prosecuting and defending such claim. For the avoidance of doubt, any payment of such proceeds pursuant to Congoleum's or the Trust's instructions shall not reduce or count towards the Insurer's obligation to pay the Settlement Amount.


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            9.3 In the event that any Claim is brought against any of the
Fireman's Fund Entities after the payment of the Settlement Amount pursuant to
Section 4.1 of this Agreement, and such Claim is subject to the 524(g) Injunction ("Channeling Injunction Claim"), the Trust will exercise reasonable best efforts and take all reasonably necessary and appropriate steps to resist and oppose any such Channeling Injunction Claim.

            9.4 Except as provided hereafter, the Trust shall bear all of the reasonable costs, including reasonable attorneys' fees and settlements and judgments, associated with its opposing such Channeling Injunction Claim. The Insurer shall have the right to consent to the selection of the counsel to be paid by the Trust in any such action ("Designated Counsel"), which consent shall not be unreasonably withheld. The Trust shall have no obligation to pay any internal costs of any of the Fireman's Fund Entities, or fees or expenses associated with the Fireman's Fund Entities' employment of outside counsel (other than Designated Counsel). The obligation of the Trust to bear all of the reasonable costs, including reasonable attorneys' fees and settlements and judgments, associated with its opposing such Channeling Injunction Claims shall not exceed ten percent (10%) of the Settlement Amount. Notwithstanding anything herein to the contrary, the Trust shall have no further obligation under this
Section 9.4 once the aggregate costs, including attorneys' fees, settlements and judgments, associated with opposing Channeling Injunction Claims and/or with resisting or opposing any other Claims asserted against Persons, other than the Fireman's Fund Entities, that Congoleum and/or the Trust has a duty or obligation to resist or oppose, total Two Million Dollars ($2,000,000.00). The Insurer shall have the absolute right to retain, at its sole expense, its own independent counsel to defend the Channeling Injunction Claim.


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                        X. Cooperation

            10.1 In the event that any proceedings are commenced to invalidate all or any part of this Agreement, the Parties agree to cooperate fully in opposition to such proceedings. The Parties further agree to take whatever action is necessary to effectuate the intent of the Agreement.

            10.2 The Parties shall attempt in good faith to promptly resolve through negotiation any dispute arising out of this Agreement. In the event that they are unable to do so, the Bankruptcy Court shall have exclusive and continuing jurisdiction to resolve all disputes concerning the interpretation and enforcement of this Agreement and any other documents executed in connection with this Agreement.

            10.3 The Insurer shall use its reasonable best efforts to comply with reasonable requests from Congoleum or the Trust for documents and other information required by Congoleum or the Trust in connection with any insurance claims, arbitrations, or litigation related to the Settlement Amount and/or payment of the Settlement Amount, this Agreement, or the Asbestos-Related Claims.

            10.4 Congoleum and the Trust shall use their reasonable best efforts to comply with reasonable requests from the Insurer for documents and other information required by the Insurer in connection with any reinsurance claims, arbitrations, or litigation relating to the Settlement Amount and/or payment of the Settlement Amount, this Agreement, or the Asbestos-Related Claims.


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            10.4 Congoleum shall, at the Insurer's sole expense take such action and execute and deliver any and all further instruments and documents, including, without limitation, a bill of sale in form and substance reasonably acceptable to the Insurer, evidencing the sale of Congoleum's rights, title and interest under and in the Subject Policy to Insurer, that are reasonable and necessary for the purpose of implementing and giving full force and effect to, the provisions of this Agreement, the Approval Order and the Confirmation Order.

                        XI. Miscellaneous

            11.1 This Agreement, including Exhibits 1 and 2 hereto, constitutes the entire agreement and understanding between the Parties and supersedes all prior communications or negotiations between the Parties and their representatives regarding the matters contained in this Agreement. Except as expressly set forth in this Agreement, there are no representations, warranties, promises, or inducements, whether oral, written, expressed, or implied, that in any way affect or condition the validity of this Agreement or alter its terms. This Agreement may be amended only by a subsequent written instrument executed by both of the Parties hereto.

            11.2 Each Party agrees to take such steps and to execute such documents as may be reasonably necessary or proper to carry out and effectuate this Agreement.

            11.3 If any provision of this Agreement or any portion of any provision of this Agreement is determined to be null and void or unenforceable by any court or tribunal having jurisdiction, then such provision or portion of the provision shall be considered separate and apart from the remainder of this Agreement, and this Agreement shall otherwise remain in full force and effect.


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Notwithstanding the foregoing, the provisions in this Agreement regarding the entry of the Approval Order and the Confirmation Order, and the effectiveness of the release in Section 6.1 shall not be severable from this Agreement.

      11.4 The Parties agree, subject to any disclosure obligations imposed by law, to hold confidential, and not to disclose to third parties, this Agreement or its contents unless, until and to the extent that Congoleum discloses such information in its motion seeking entry of the Approval Order. Notwithstanding anything to the contrary in this Section 11.4, any Party may disclose this Agreement or its contents at any time (a) to the Party's reinsurers, auditors, regulators, reinsurance intermediaries, creditors, and lenders, subject to an agreement of confidentiality; (b) as required to obtain the necessary court approval of this Agreement or the Plan; (c) by Congoleum to any Committee, the Futures Representative appointed in the Chapter 11 Case, and their respective counsel, subject to an agreement of confidentiality; and/or (d) at any time after the effective date of the Plan.

      11.5 In the event a Party learns that a Person to whom disclosure is not permitted pursuant to Section 11.4 is seeking disclosure of the Agreement or any of its contents in any proceeding, or in the event that a Party receives notice of subpoena, requesting an order directing the disclosure of this Agreement, or any portion thereof, such Party shall provide notice to the other Party promptly and sufficiently in advance of disclosure to permit such other Party to take steps to prevent the disclosure.

      11.6 By entering into this Agreement, neither Congoleum nor the Insurer has waived or shall be deemed to have waived any rights, obligations, or positions it or they have asserted or may in the future assert in connection with any matter or Person outside the scope of this Agreement. The Parties specifically disavow any intention to create rights in third parties (other than rights specifically conferred upon the Congoleum Entities, the Fireman's Fund Entities, or other Persons by this Agreement) under or in relation to this Agreement. Congoleum's rights, title and interest under any policy of insurance other than the Subject Policy shall not be affected by this Agreement.


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      11.7 Neither Congoleum nor the Insurer will be entitled to have any wording of this Agreement construed against the other based on any contention as to which of the Parties drafted the language in question.

      11.8 Neither this Agreement nor the rights and obligations set forth herein shall be assigned without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that this shall not prohibit any assignment by any of the Parties by merger, consolidation, operation of law or to a Person who succeeds to all or substantially all of such Party's assets.

      11.9 Section titles or headings contained in this Agreement are included only for ease of reference and shall have no substantive effect.

      11.10 All notices, demands, or other communications to be provided pursuant to this Agreement shall be in writing and sent by facsimile or by Federal Express or other overnight delivery service, costs prepaid, to the Parties at the addresses set forth below, or to such other person or address as either the Insurer or Congoleum may designate in writing from time to time:

      If to Insurer:          Mr. Eric Billeter
                              Fireman's Fund Insurance Companies
                              Environmental Claims Facility
                              777 San Marin Drive
                              Novato, California  94998-3400

      With a copies to:       Gary Centola, Esq.
                              Rivkin Radler LLP
                              926 EAB Plaza
                              Uniondale, NY  11556-0926

                                    - and -

                              Leonard P. Goldberger, Esq.
                              Stevens & Lee, P.C.
                              1818 Market Street, 29th Floor
                              Philadelphia, PA 19103

      If to Congoleum:        Congoleum Corporation
                              57 River Street
                              Wellesley, MA  02481-2097
                              Attention:  Mr. Howard N. Feist, III

      With a copies to:       Mitchell F. Dolin, Esq.
                              Michael St. Patrick Baxter, Esq.
                              Covington & Burling
                              1201 Pennsylvania Avenue, N.W.
                              Washington, D.C. 20004-2401

                                    - and -

                              Richard L. Epling, Esq.
                              Kerry Brennan, Esq.
                              Pillsbury Winthrop Shaw Pittman LLP
                              1540 Broadway
                              New York, NY  10036-4039

            11.11 This Agreement may be executed in multiple counterparts, each of which shall constitute an original. Congoleum will deliver an executed counterpart to the Insurer, and the Insurer will deliver an executed counterpart to Congoleum. Each counterpart may be delivered by facsimile transmission, and a faxed signature shall have the same force and effect as an original signature.

            11.12 Upon the Confirmation Order becoming a Final Order, this Agreement shall be binding immediately and automatically upon the Trust, and the Trust shall be deemed to be a party to this Agreement without the need for further action.

            11.13 This Agreement shall be governed by and construed and enforced in accordance with the applicable laws of the United States and the laws of the State of New Jersey without giving effect to the rules and principles of conflict of laws under the laws of the State of New Jersey.

      IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the dates indicated below.

                                    CONGOLEUM CORPORATION
                                        Debtor-in-Possession

                                    By: /s/ Howard N. Feist
                                        -----------------------------
                                    Name: Howard N. Feist
                                    Title: CFO

                                    Witness: /s/ Henry Winkleman
                                             ------------------------



                                    FIREMAN'S FUND INSURANCE
                                    COMPANY

                                    By: /s/ Daniel Kane
                                        -----------------------------
                                    Name: Daniel Kane
                                    Title: Claims Specialist

                                    Witness: /s/ Jerry Leddy
                                             ------------------------

                                                                       EXHIBIT 1
                                                                       ---------

------------------------------------------------
UNITED STATES BANKRUPTCY COURT
DISTRICT OF NEW JERSEY
------------------------------------------------
Caption in Compliance with D.N.J. LBR 9004-2(c)

Okin, Hollander & DeLuca L.L.P.
Parker Plaza, 400 Kelley Street
Fort Lee, NJ  07024
(201) 947-7500
Paul S. Hollander (PH-2681)

Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, NY  10036
(212) 858-1000
Richard L. Epling
Kerry A. Brennan

Attorneys for Debtors and Debtors-In-Possession
------------------------------------------------

In re:                                            Chapter 11
                                                  Case No. 03-51524 (KCF)
CONGOLEUM CORPORATION, et al.,                    Jointly Administered

            Debtors.                              Honorable Kathryn C. Ferguson
------------------------------------------------

              ORDER PURSUANT TO BANKRUPTCY RULE 9019 AND 11 U.S.C.
                 ss. 363(f) AUTHORIZING AND APPROVING SETTLEMENT
                  AGREEMENT BETWEEN CONGOLEUM CORPORATION AND
                        FIREMAN'S FUND INSURANCE COMPANY

     --------------------------------------------------------------------

      The relief set forth on the following pages, numbered two (2) through five
(5) is hereby ORDERED.

Debtors:            Congoleum Corporation, et al.

Case No.:   03-51524 (KCF) (Jointly Administered)

Caption: Order Pursuant to Bankruptcy Rule 9019 and 11 U.S.C. ss. 363(f) Authorizing and Approving Settlement Agreement Between Congoleum Corporation and Fireman's Fund Insurance Company
--------------------------------------------------------------------------------

      The Court has considered the Motion for Order Pursuant to Bankruptcy Rule 9019 Authorizing and 11 U.S.C. ss. 363(f) Approving Settlement Agreement Between Congoleum Corporation and Fireman's Fund Insurance Company (the "Motion"), filed by Congoleum Corporation, Congoleum Sales, Inc., and Congoleum Fiscal, Inc., the debtors and debtors-in-possession herein (collectively, the "Debtors"), seeking approval, pursuant to Rules 2002(a)(3), 9014 and 9019 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), 11 U.S.C. ss. 363(f), and other applicable sections of title 11 of the United States Code, 11 U.S.C. ss.ss. 101 et seq. (the "Bankruptcy Code"), of that certain Settlement Agreement Between Congoleum Corporation and Fireman's Fund Insurance Company, dated as of April __, 2006 (the "Settlement Agreement").(1)

      The Court having found that due, proper and sufficient notice of the Motion was given to (a) the members of the Committees and each such Committee's counsel; (b) the Futures Representative appointed pursuant to the Bankruptcy Court's February 18, 2004 Order in the Chapter 11 Case, solely in his capacity as such (the "FCR") and the counsel for the FCR;
      (c) Perry Weitz and Joseph F. Rice in their capacity as counsel to the participating asbestos claimants under that certain settlement agreement between Congoleum Corporation and various asbestos claimants, executed as of April 10, 2003, as amended; (d) all other Persons, that, as of the Execution Date, had filed a notice of appearance or other demand for service of papers in the Chapter 11 Case; (e) the United States Trustee;
      (f) the Collateral Trustee of the Congoleum Collateral Trust established pursuant to a Collateral Trust Agreement dated April 17, 2003; (g) American Biltrite, Inc.; (h) counsel to all known holders of Asbestos-Related Claims as reflected in the claims filed in this case, and claims submitted in connection with the Settlement Between Congoleum Corporation and Various Asbestos Claimants; and (i) all known holders of Asbestos-Related Claims whose counsel is not included within the preceding clause who, as of at

(1) Capitalized terms used in this Approval Order and not otherwise defined herein shall have the meanings ascribed to such terms in the Settlement Agreement.

Debtors:            Congoleum Corporation, et al.

Case No.:   03-51524 (KCF) (Jointly Administered)

Caption: Order Pursuant to Bankruptcy Rule 9019 and 11 U.S.C. ss. 363(f) Authorizing and Approving Settlement Agreement Between Congoleum Corporation and Fireman's Fund Insurance Company
--------------------------------------------------------------------------------

      least five (5) business days prior to the filing of the Motion, became known through the filing of a proof of claim or otherwise.

      The Court having found that the sale of Congoleum's rights, title and interests in and under the Subject Policy, free and clear of any interests of all Persons pursuant to section 363(f) of the Bankruptcy Code satisfies one or more of the standards set forth in section 363(f)(1) through (5); that Congoleum and Fireman's Fund Insurance Company (the "Insurer") negotiated at arm's length and in good faith to reach agreement on the matters resolved by the Settlement Agreement; and that the purchase by the Insurer of all Congoleum's rights, title and interests in and under the Subject Policy, free and clear of any interests of all Persons, is in good faith.

      Following notice and a hearing at which all interested parties were given an opportunity to be heard, objections to the Motion, if any, have been resolved by agreement or are hereby overruled, and after due deliberation and sufficient cause appearing therefore, it is hereby

      ORDERED, ADJUDGED AND DECREED AS FOLLOWS:

            1. The notice of the Motion constitutes due, sufficient and timely notice of the Motion, the hearing, and the Settlement Agreement.

            2. The Motion is hereby granted and the Settlement Agreement is hereby approved in its entirety.

            3. Each of the Debtors is hereby authorized to enter into and perform the Settlement Agreement; and to execute such documents and do such acts as are necessary or desirable to carry out the transactions contemplated by the Settlement Agreement.

            4. Pursuant to sections 363(b)(1) and 363(f) of the Bankruptcy Code, Congoleum is hereby authorized to sell to the Insurer, all of Congoleum's rights, title and interests in and under the Subject Policy, free and clear of any interests of all Persons.

Debtors:            Congoleum Corporation, et al.

Case No.:   03-51524 (KCF) (Jointly Administered)

Caption: Order Pursuant to Bankruptcy Rule 9019 and 11 U.S.C. ss. 363(f) Authorizing and Approving Settlement Agreement Between Congoleum Corporation and Fireman's Fund Insurance Company
--------------------------------------------------------------------------------

            5. Upon payment of the Settlement Amount by the Insurer pursuant to the terms of the Settlement Agreement, the Insurer shall be deemed to be a "good faith purchaser" under section 363(m) of the Bankruptcy Code of Congoleum's rights, title and interests in and under the Subject Policy and is entitled to the protections provided by such designation without further order of this Court.

            6. This Order shall be binding upon, and the Settlement Agreement shall inure to the benefit and constitute the valid and binding obligations of the Plan Trust, without further order or action.

            7. The Settlement Agreement and other related documents may be modified, amended, or supplemented by the parties thereto, in a writing signed by such parties in accordance with the terms thereof, without further order of the Court, provided that (a) any such modification, amendment, or supplement is not material; and (b) to the extent practicable, notice of any modification, amendment, or supplement should be delivered to (i) the Committees, (ii) the FCR, and (iii) the U.S. Trustee at least five (5) days prior to the effective date of any such modification, amendment, or supplement.

            8. The Court shall retain exclusive jurisdiction over any proceeding that involves the validity, application, construction, modification or termination of the Settlement Agreement and this Approval Order, and may make such further orders with respect thereto as are proper and appropriate.

                                    EXHIBIT 2

       Allianz Aktiengesellschaft (Corporation)
                             Koniginstrasse 28
                             80802 Munich, Germany

       Allianz of America, Inc., (corporation)
                             55 Greens Farms Road, P.O. Box 5160
                             Westport CT 06881-5160

       Allianz of Canada, Inc. (corporation)
                             10 York Mills Road, Suite 700
                             Toronto, Ontario M2P 2G5, Canada

       Allianz Insurance Company of Canada (corporation)
                             10 York Mills Road, Suite 700
                             Toronto, Ontario M2P 2G5, Canada

       Trafalgar Insurance Company (corporation)
                             10 York Mills Road, Suite 700
                             Toronto, Ontario M2P 2G5, Canada

       Oxford Insurance Ltd., (corporation)
                             10 York Mills Road, Suite 700
                             Toronto, Ontario M2P 2G5, Canada

       Manley Insurance Brokers (corporation)
                             10 York Mills Road, Suite 700
                             Toronto, Ontario M2P 2G5, Canada

      Allianz Mexico, S.A. Compania de Seguros (corporation)
                             Boulevard Manuel Avila Camacho 164
                             MEX-11570 Mexico, D.F.

      Allianz Rentas Vitalicias (corporation)
                             Boulevard Manuel Avila Camacho 164
                             MEX-11570 Mexico, D.F.

      Allianz of America Corporation (corporation)
                             777 San Marin Drive
                             Novato, CA 94998

      Allianz Life Insurance Company of North America (corporation)
                             5701 Golden Hills Drive
                             Minneapolis, MN 55416

      Associated Group Benefits Ltd., (corporation)
                             2005 Sheppard Avenue East, Suite 700
                             Willowdale, Ontario M2J 5B4 Canada

      Allianz Education Funds, LLC (Canadian Federal Corp)
                             2005 Sheppard Avenue East, Suite 700
                             Willowdale, Ontario M2J 5B4, Canada

      Preferred Life Insurance Company of New York) (corporation)
                             152 West 57th Street, 18th floor
                             New York, NY 10019

      Lapis, Inc. (corporation)
                             5701 Golden Hills Drive
                             Minneapolis, MN 55416

      USAllianz Investor Services, LLC
                             5701 Golden Hills Drive
                             Minneapolis, MN 55416

      USAllianz Advisers, LLC (LLC)
                             5701 Golden Hills Drive
                             Minneapolis, MN 55416

      Allianz Education Funds International, LLC
                             5701 Golden Hills Drive
                             Minneapolis, MN 55416

      5557 Green Farms, LLC (corporation)
                             55 Greens Farms Road, P.O. Box 5160
                             Westport, CT 06881-5160

      North American London Underwriters, Limited (corporation)
                             P.O. Box HM1179
                             Cedar House, 41 Cedar Avenue
                             Hamilton HM 12, Bermuda

      Cooperative Care Planning Services, LLC (LLC)
                             5701 Golden Hills Drive
                             Minneapolis, MN 55416

      LTCAmerica Holding (corporation)
                             5701 Golden Hills Drive
                             Minneapolis, MN 55416

      Senior American Assurance, LLC (LLC)
                             2450 Hollywood Blvd., Suite 700
                             Hollywood, FL 33020

      USAllianz Securities, Inc. (corporation)
                             5701 Golden Hills Drive
                             Minneapolis, MN 55416

      USAllianz Insurance & securities Agency, Inc., (corporation)
                             (New Mexico)
                             119 East Marcy
                             Santa Fe, NM 87501

      USAllianz Insurance & Securities Agency, Inc., (corporation)
                             (Colorado)
                             1675 Broadway
                             Denver, CO 80202

      USAllianz Insurance,& Securities Agency, Inc., (corporation)
                             (North Carolina)
                             225 Hillsborough Street
                             Raleigh, NC 27603

      USAllianz Insurance & Securities Agency, Inc., (corporation)
                             (Texas)
                             350 North St. Paul Street
                             Dallas, TX 75201

      USAllianz Insurance Agency of Texas, Inc. (corporation)
                             (Texas)
                             350 North St. Paul Street
                             Dallas, TX 75201

      USAllianz Insurance & Securities Agency, Inc. (corporation)
                             (Vermont)
                             148 College Street
                             Burlington, VT 05401

      USAllianz Insurance & Securities Agency, Inc.
                             2000 Interstate Park Drive, Suite 204 (corporation) Montgomery, AL 36109

      USAllianz Insurance & Securities Agency, Inc.(corporation)
                             (Kentucky)
                             Kentucky Home Life Building
                             Louisville, KY 40202

      USAllianz Insurance & Securities Agency, Inc. (corporation)
                             (Ohio)
                             1300 East 91-11 Street
                             Cleveland, OH 44114

      USAllianz Insurance & Securities Agency, Inc. (corporation)
                             (Hawaii)
                             100 Bishop Street
                             Honolulu, HI 96813

      USAllianz Insurance & Securities Agency, Inc. (corporation)
                             (Nevada)
                             6100 Neil Road, Suite 500
                             Reno, NV 89511

      USAllianz Insurance Agency, Inc. (corporation)
                             (Massachusetts)
                             101 Federal Street
                             Boston, MA 02110

      USAllianz Insurance Agency, Inc. (corporation)
                             (New York)
                             c/o Corporation Service Company
                             80 State Street
                             Albany, NY 12207

      Allianz Individual Insurance Group, Inc. (corporation)
                             5701 Golden Hills Drive
                             Minneapolis, MN 55416

      Tax Planning Seminars, Inc. (corporation)
                             Two Echelon Plaza, Suite 220
                             221 Laurel Road,
                             Voorhees, NJ 08043

      Ann Arbor Annuity Exchange, Inc., (corporation)
                             2350 Washtenau Ave., Suite 8
                             Ann Arbor, MI  48104

      Signature Financial Services, Inc. (corporation)
                             550 Pinetown Road, Suite 208
                             Fort Washington, PA 19034

      Sunderland Insurance Services, Inc. (corporation)
                             2102 Great Northern Drive
                             Fargo, ND 58102

      Challenging Financial Careers Insurance Marketing (corporation)
                             20422 Beach Boulevard, Suite 200
                             Huntington Beach, CA 92648

      Personalized Brokerage services, Inc. (corporation)
                             1023 SW 5th Ave.
                             Topeka, KS 66606

      Roster Financial, LLC (LLC)
                             403 Commerce Lane
                             West Berlin, NJ 08091

      Life Sales, LLC (LLC)
                             955 Front Street
                             Novato, CA 94947

      Professional Planners, LLC (LLC)
                             636 U.S. Highway 1, Suite 205
                             North Palm Beach, FL 33408

      Professional Planners Marketing Group, LLC (LLC)
                             636 U.S. Highway 1, Suite 205
                             North Palm Beach, FL 33408

      Professional Planners Marketing Group II, LLC (LLC)
                             636 U.S. Highway 1, Suite 205
                             [city and state???]

      Valley Green Business Park, Ltd.
                             55 Greens Farms Road, P.O. Box 5160
                             Westport, CT 06881-5160

      Allianz Asset Management, Incorporated (corporation)
                             55 Greens Farms Road, P.O. Box 5160
                             Westport, CT 06881-5160

      Allianz Real Estate Corp. (corporation)
                             55 Greens Farms Road, P.O. Box 5160
                             Westport, CT 06881-5160

      Valley Green Business Park, Inc. (corporation)
                             55 Greens Farms Road, P.O. Box'5160
                             Westport, CT 06881-5160

      Allianz Global Risks US Insurance Company (corporation)
                             2350 Empire Avenue
                             Burbank, CA 91504

      Allianz Risk Consultants, LLC (LLC)
                             2350 Empire Avenue
                             Burbank, CA 91504

      Allianz Underwriters Insurance Company (corporation)
                             2350 Empire Avenue
                             Burbank, CA 91504

      Jefferson Insurance Company of New York (corporation)
                             75 Wall Street, 19th Floor
                             New York, NY 10005

      Monticello Insurance Company (corporation)
                             1209 Orange Street
                             Wilmington, DE 19801

      JeffCo Management Company, Inc. (corporation)
                             Harborside Financial Center,
                             702 Plaza 3
                             Jersey City, NJ 07311-3892

      Fireman's Fund Insurance Company (corporation)
                             777 San Marin Drive

      The American Insurance Company (corporation)
                             c/oKutak Rock, The Omaha Bldg.,
                             1650 Farnam Street, Omaha, NE 68102-2156

      Fireman's Fund Insurance Company of Georgia (corporation)
                             Four NorthWinds Center
                             11605 Haynes Bridge Road
                             Alpharetta, GA 30004

      Fireman's Fund Insurance Co. of Hawaii, Inc. (corporation)
                             1001 Bishop Street
                             Pauahi Tower, Suite 1900
                             Honolulu, HI 96813

      Fireman's Fund Insurance Co. of Louisiana (Corporation)
                             800 Commerce Road West, Suite 106
                             Harah, LA 70123

      Fireman's Fund Insurance Company of Ohio (corporation)
                             312 Walnut Street, Suite 1100
                             Cincinnati, OH 45202

      Fireman's Fund Insurance Company of Wisconsin (corporation)
                             3333 North Mayfair Rd.
                             (P.O. Box 2963, Milwaukee WI 53201-2963)
                             Wauwatosa, WI 53213

      Interstate National Corporation (corporation)
                             55 East Monroe Street,
                             Chicago, IL 60603

      Interstate Fire & Casualty Company (corporation)
                             55 East Monroe Street
                             Chicago, IL 60603

      Interstate Indemnity Company (corporation)
                             55 East Monroe Street,
                             Chicago, IL 60603

      Chicago Insurance Company (corporation)
                             55 East Monroe Street
                             Chicago, IL 60603

      Chicago Auto Insurance Service, Inc. (corporation)
                             55 East Monroe Street
                             Chicago, IL 60603

      Interstate National Corp. of California (corporation)
                             55 East Monroe Street
                             Chicago, IL 60603

      American Automobile Insurance Company (corporation)
                             727 Craig Rd.
                             Creve Coeur, MO 63141

      Associated Indemnity Corporation (corporation)
                             777 San Marin Drive
                             Novato, CA 94998

      The Excess and.Special Risk Market Inc. (corporation)
                             777 San Marin Drive
                             Novato, CA 94998

      Fireman's Fund Indemnity Corporation (corporation)
                             35 Waterview Plaza, #400
                             Parsippany, NJ 07054

      Fireman's Fund Insurance Company of Missouri (corporation)
                             727 Craig Road
                             Creve Coeur, MO 63141

      Fireman's Fund Insurance Company of Nebraska (corporation)
                             1650 Farnam Street,
                             Omaha, NE 68102-2156

      Fireman's Fund Insurance Company of Texas (Corporation)
                             1999 Bryan Street,
                             Dallas, TX  5201

      Midway Insurance Company of Illinois (corporation)
                             233 South Wacker Drive, Suite 2000
                             Chicago, IL 60606-6308

      National Surety Corporation (corporation)
                             233 South Wacker Drive, Suite 2000
                             Chicago, IL 60606-6308

      Parkway Insurance Company (corporation)
                             1200 Route 22 East
                             Bridgewater, NJ 08807

      San Francisco Reinsurance Company (corporation)
                             777 San Marin Drive
                             Novato, CA 94998

      Standard General Agency Inc. (corporation)
                             1999 Bryan Street
                             Dallas, TX 75201

      Fireman's Fund County Mutual Insurance Co. (corporation)
                             1999 Bryan Street,
                             Dallas, TX 75201

      American Standard Lloyd's Insurance Company (corporation)
                             1999 Bryan Street
                             Dallas TX 75201

      Structured Security Company, LLC. (LLC)
                             32 Loockerman Sq. #L-100
                             Dover, DE 19901

      Vintage Insurance Company (corporation)
                             777 San Marin Drive
                             Novato, CA 94998

      International Film Guarantors Inc., (corporation)
                             10940 Wilshire Blvd., #1900
                             Los Angeles, CA 90024

      International Film Guarantors, L.P. (L.P.)
                             10940 Wilshire Blvd., #1900
                             Los Angeles, CA 90024

      International Film Guarantors Reinsurance Ltd. (corporation)
                            75 Pitt's Bay Road
                            P.O. Box HM 1007
                            Hamilton HM DX, Bermuda

      Par Holdings, Ltd. (corporation)
                            P.O. Box 660, Belvedere Bldg.
                            Hamilton HM CX
                            Bermuda

      Allianz Cash Pool LLC
                             1209 Orange Street
                             Wilmington DE 19801

      Fireman's Fund Foundation  (corporation - non profit)
                            777 San Marin Drive
                            Novato, CA 94998

      Crop Growers Corporation (corporation)
                            P.O. Box 25951
                            Overland Park, KS 66225-5951

      Crop Growers Insurance Services, Inc. (corporation)
                            1126 Meade Avenue
                            Prosser WA 99350

      Texas Crop Growers Insurance Services, Inc. (corporation)
                            8220 Orlando
                            Lubbock, TX 79423

      Wm. H. McGee & Co., Inc. (corporation)
                            75 Wall Street, 19th Floor
                            New York, NY 10005

      Wm. H. McGee & Co. of Canada, Ltd. (corporation)
                            48 Yonge Street
                            Toronto, Ontario, Canada M5E 1G6

      Wm. H. McGee & Company of Puerto Rico, Inc. (corporation)
                            252 Ponce de Leon Avenue, Suite 903
                            Hato Rey, Puerto Rico 00918

      Wm. H. McGee Services, Inc. (corporation)
                            75 Wall Street, 19th Floor
                            New York, NY 10005

      Wm. H. McGee & Co. (Bermuda) Ltd. (corporation)
                            The Ace Building
                            Hamilton, HM DX Bermuda

      McGee Insurance Company (Bermuda) Limited (corporation)
                            The Ace Building
                            P.O. Box HM 1007
                            Hamilton, HM DX Bermuda